CONSULTANT SERVICES AGREEMENT

THIS CONSULTANT SERVICES AGREEMENT (the "Agreement"), is made and entered into effective the 17th day of May, 2012, by and between Trio Resources AG Inc., a limited company formed under the laws of Ontario (with its affiliated entities, collectively, the “Company”) and Seagel Investment Corp.., a corporation formed under the laws of Ontario (the “Consultant”).

RECITALS

WHEREAS, Consultant desires provide business services to Company, and Company desires to engage Consultant as an independent contractor to provide services on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

1.	Services.

Consultant shall provide the following “Services” on a best efforts basis:

1.1	Assist you in the establishment or reorganization of your overall corporate structure, which may include Trio Resources AG Inc. (Nevada Public Company) and Trio Resources AG Inc.

1.2	Assist you in developing and implementing appropriate plans and means for presenting your business and business plans, strategy and personnel to the financial community, including introductions to third parties providing corporate services (as needed), such as a transfer agent, public relations/media service, language translation and other corporate specialists.

1.3	Assist you in developing and establishing an image and name for you in the marketplace, which may include making recommendations regarding design of corporate website(s), branding and marketing, subject to you securing your own rights to the use of your names, marks, and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image.

1.4	Assist in the preparation of press releases, reports and other communications with or to shareholders, the investment community and the general public; and consultation with respect to the timing, form, distribution and other matters related to such releases, reports and communications (subject to your final approval).

1.5	Perform other related consulting services pertaining to your business operations, as reasonably requested and agreed.

2.	Compensation for Services.

2.1	In undertaking this engagement and compensation for the services herein, the Company shall promptly pay to Consultant the following:

2.1.1.	a commencement bonus of 5% non-dilutable of the common shares and 5% of the preferred shares in the capital stock of the Company to be issued to Consultant (or its designee); and

2.1.2.	Twenty Thousand USD ($20,000) per month to Consultant (or its designee), to commence on the date first written above.

2.2	Company shall reimburse Consultant for reasonable expenses incurred in relation to the provision of the Services, including but not limited to expenditures for hotels, meals, first class air or rail fare, taxis, car rental, parking and toll fees, telephone, and incidentals.

2.3	Payment of monthly compensation and reimbursement of expenses may be deferred at the discretion of the Consultant.

2.4	All cash payments and monetary amounts referred to in this Agreement are to be paid in US Dollars only, unless as otherwise explicitly directed by the Consultant.

3.	Term and Termination.

3.1	The term of this Agreement shall commence on the date hereof and shall continue for one (1) year, and shall be automatically renewed for a further one (1) year period unless either party gives written notice to the other of its intention to terminate this Agreement 30 days prior to the expiration of the term.

3.2	The obligations of the Company and Consultant as set forth in this Agreement in Section 2 and Section 4 shall survive the termination or expiration of this Agreement.

4.	Accurate Information Provided to Consultant.

4.1	The Company represents and warrants to Consultant that any information provided to Consultant (whether written or oral), pertaining to the Company in connection with the performance of Consultant’s services hereunder, shall be true and correct and shall will not contain any known untrue statement of material fact or omit to state a known material fact necessary to make the statements made therein misleading.

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4.2	The Company acknowledges and understands that, in rendering services hereunder, Consultant will be relying, without independent verification, on the accuracy and completeness of all information that is or will be furnished by the Company to Consultant or any other potential party to a transaction with the Company, and Consultant will not in any respect be responsible for the truth, accuracy, or completeness of such information and Company shall be liable for all damages based on any intentionally omitted or purposeful misinformation.

4.3	The Company shall hold Consultant harmless from any and all liability, expenses or claims arising from the disclosure or use of such information in relation to the Services.

5.	Limitation of Liability and Indemnity.

5.1	Except as set forth herein, Consultant makes no representation or warranties to Company and all such representations and warranties are hereby disclaimed.

5.2	The Company agrees to indemnify and hold harmless the Consultant and its affiliates, and the respective directors, officers, shareholders, employees, agents and controlling persons of Consultant and its affiliates (collectively, the "Indemnified Parties"), to the fullest extent lawful, against any and all losses, damages, liabilities, costs, and expenses, joint or several, to which the Indemnified Parties may become subject arising out of or related to any claim, demand, or cause of action (whether civil, criminal, or regulatory in nature) made or threatened by any third party against any of the Indemnified Parties as a result of or based upon any misinformation provided by the Company, actions allegedly or actually taken or omitted to be taken by the Company (including acts or omissions constituting negligence) pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, and to fund the reasonable legal expenses of the Indemnified Parties for counsel of Consultant's choosing, in advance, upon demand by Consultant, and to reimburse the Indemnified Parties for any other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Consultant shall not be liable under the foregoing in respect of any loss, damage or liability if a court having jurisdiction shall have determined by a final judgment that such loss, damage or liability resulted primarily from the willful misconduct of the Consultant.

6.	Applicable Law.

6.1	This Agreement is governed by and construed under the laws of Switzerland, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate Swiss court.

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7.	Notices.

7.1	Any notice, request, instruction or other document to be given under this Agreement by either party to the other party shall be in writing and (a) delivered personally; (b) sent by facsimile with confirmation of delivery; (c) delivered by overnight express (charges prepaid); or (d) sent by registered or certified mail, postage prepaid:

If to Company to:

TrioResorces AG Inc.

100 King Street West Suite 5600

Toronto, Ontario

Canada M5X 1C9

If to Consultant to:

Seagel Investment Corp.

1053 Glenanna Road

Pickering, Ontario L1V 5E4

Canada

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, via facsimile or sent by overnight express in the manner provided in this Section 7 shall be deemed to have been duly given to the party to whom it is addressed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third business day after it is so placed in the mail.

8.	Entire Agreement.

8.1	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all previous agreements between the parties, whether written or oral, with respect to the subject matter.

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9.	Successors and Assigns.

9.1	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither Consultant nor Company may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other.

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10.	Modification and Waiver.

10.1	None of the terms or conditions of this Agreement may be waived except in writing by the party which is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Consultant and Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver.

11.	Severability.

11.1	If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

12.	Prevailing Party.

12.1	In the event that either party takes legal action to enforce its rights hereunder, the prevailing party shall be entitled to recover and the other party agrees to pay the prevailing party's reasonable attorney's fees and expenses and suit costs, including those associated with any appellate or post judgment collection proceedings in addition to all other rights and remedies of the prevailing party in connection with such enforcement action.

13.	Definition of Affiliate.

13.1	For the purposes hereof, "affiliate" shall mean with respect to any person or entity, any other person, corporation, partnership, trust or other entity that directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control with, such person or entity.

14.	Relationship of the Parties.

14.1	The parties are and shall be engaged in an independent contractor relationship, and nothing contained herein shall make or constitute either party as an agent, broker, licensor, partner, joint venturer, franchiser or franchisee, or employee or employer, one with the other.

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15.	Full Corporate Authority.

15.1	The Company and Consultant has all requisite corporate power and authority to execute and perform this Agreement, all corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken; this Agreement constitutes a valid and binding obligation of the Consultant; the execution and performance of this Agreement by the Company will not violate any provision of the Company’s charter or bylaws or any agreement or other instrument to which the Company is a party or by which it is bound.

16.	Miscellaneous.

16.1	The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of its provisions.

16.2	This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

16.3	This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

COMPANY:

TrioResources AG Inc.

Name:	Jeffery Reid
Title:	President & CEO

CONSULTANT:

Seagel Investment Corp.

Name:	Angelo Boujos
Title:	Managing Director

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